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                                OPTION AGREEMENT

     MEMORANDUM OF AGREEMENT  made the 1st day of March, 1996,

BETWEEN:

          TERRITORIAL RESOURCES, INC. a corporation duly incorporated under and governed by the laws of the State of Colorado and having its head office in the City of Houston, in the State of Texas (hereinafter referred to as "Territorial")

                                                             OF THE FIRST PART,

                                     - and -

          ASIA ENERGY LTD. a corporation duly incorporated under and governed by the laws of the Province of Alberta and having its head office in the City of Calgary, in the Province of Alberta (hereinafter referred to as "Asia Energy")

                                                            OF THE SECOND PART.


     WHEREAS Territorial has, approved and authorized the granting to Asia Energy of an irrevocable option, exercisable by Asia Energy at any time prior to May 31, 1996, to purchase up to 29 shares in the capital of SOCO Tamtsag Mongolia, lnc. held in the name of Territorial for cash consideration of US$50,000 per share.

     NOW THEREFORE THIS AGREEMENT WITNESSETH THAT for and in consideration of the mutual covenants and agreements herein contained, it is agreed by and between the parties hereto as follows:


                                    ARTICLE I
                                 INTERPRETATION

1.1 Where used herein or in any amendments hereto, the following terms shall have the following meanings respectively:

"agreement", "this agreement", "hereto", "herein", "hereby", hereunder", "hereof" and similar expressions refer to this agreement and not any particular Article, Section, subsection, clause, subdivision or other portion hereof and include any and every amending agreement and agreement supplemental or ancillary hereto;

"Business Day" means any day excepting a Saturday, Sunday or statutory holiday in the Province of Alberta;

"Exercise Price" shall have the meaning attributed thereto in Section 2.1;

"Expiry Date" shall have the meaning attributed thereto in Section 2.3;

"Option" shall have the meaning attributed thereto in Section 2.1;

"SOTAMO" means SOCO Tamtsag Mongolia, Inc., a corporation registered in and governed by the laws of the State of Delaware; and

"SOTAMO Shares" shall have the meaning attributed thereto in Section 2.1.


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                                      2


1.2 Words importing the singular number only shall include the plural, and vice-versa, words importing the masculine gender shall include the feminine gender and neuter gender and vice-versa, and words importing persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any governmental board, agency or instrumentality thereof).

1.3 The division of this agreement into Articles and Sections and the insertion of recitals and Article headings are for convenience of reference only and shall not affect the interpretation or construction of this agreement. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of and to this agreement.

1.4 Unless otherwise specified in this agreement, when calculating the period of time within which or following which any act is to be done or step taken pursuant to this agreement, the date which is the reference day in calculating such period shall be excluded and the day upon which such act is to be done or step taken shall be included. If the last day of such period is not a Business Day, the period in question shall end on the next Business Day.

1.5 In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6 This agreement shall be construed and enforced in accordance with and the rights of the parties hereto shall be governed by the laws of the Province of Alberta and the laws of Canada applicable therein and the parties do hereby irrevocably attorn to the jurisdiction of the Courts of the Province of Alberta.


                                   ARTICLE II
                                     OPTION

2.1 Subject to the terms and conditions hereof, Territorial hereby grants to Asia Energy the sole and exclusive option (the "Option") to purchase a minimum of 10 and a maximum of 29 shares in the capital of SOTAMO registered in the name of Territorial (the "SOTAMO Shares") for cash consideration of $50,000 per share in lawful money of the United States (the "Exercise Price") payable, subject as hereinafter provided, to Territorial.

2.2 The consideration payable by Asia Energy for the Option shall be $20,000 in lawful money of the United States payable on or before March 31, 1996. The consideration payable for the Option shall be applied toward the consideration payable for the SOTAMO Shares.

2.3 The Option shall be irrevocable and may be exercised at any time prior to 4:30 o'clock in the afternoon (Calgary time) on May 31, 1996 (the "Expiry Date") by Asia Energy giving written notice to Territorial in accordance with Section
6.1 stating the number of shares of SOTAMO which Asia Energy is acquiring pursuant to the Option.

2.4 The Option is expressly subject to, and conditional upon, the completion of the acquisition by Territorial of 109 shares of SOTAMO held by Exploration Associates, L.L.C.

2.5 The Option shall expire at 4:30 o'clock in the afternoon (Calgary time) on the Expiry Date and terminate and be of no further force and effect whatsoever, provided, however that such Expiry Date may be extended by mutual consent of the parties to this agreement.


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                                      3


                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

     Territorial represents and warrants as follows to Asia Energy and acknowledges and confirms that Asia Energy is relying on such representations and warranties in connection with the grant of the Option and the purchase by Asia Energy of the SOTAMO Shares upon exercise of the Option:

3.1 Territorial has the corporate power and capacity to enter into and has taken all necessary corporate action to authorize the execution, delivery and performance of this agreement and the transactions contemplated herein. This agreement, when duly executed and delivered by Territorial, will be a valid and binding obligation of Territorial enforceable against it in accordance with its terms, subject only to the effect of any applicable bankruptcy and other laws of general application affecting the enforcement of creditors' rights and the effect of general principles of equity. Not withstanding the foregoing, the grant of the Option is conditional upon the approval of the directors of Territorial, such approval to be obtained prior to March 22, 1996.

3.2 Territorial, as of closing shall own beneficially and of record the SOTAMO Shares and, except as previously disclosed, the SOTAMO Shares shall, to the best knowledge and belief of Territorial, be free and clear of all mortgages, liens, charges, security interests, adverse claims, pledges, encumbrances and demands. Asia Energy hereby acknowledges the disclosure by Territorial of:

     a) A litigation in which Exploration Associates, L.L.C. is involved as a defendant and the possible impact of this litigation on this agreement; and

     b) The various agreements among the shareholders of SOTAMO which provide for, among other things, financial support of SOTAMO by its shareholders.

3.3 Except for this agreement, no person, firm or corporation has any written or oral agreement, option, understanding or commitment, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase of any of the SOTAMO Shares.

3.4 No authorization, consent or approval from, or filing, registration, declaration or qualification with, or before, or giving notice to, any person is required to be obtained, given or made for the execution and delivery by Territorial of this agreement the performance of the terms hereof or the consummation of the transactions contemplated hereby except for those which have been duly and unconditionally obtained and are in full force and effect.

3.5 Territorial is granting the Option and selling the SOTAMO Shares owned by it pursuant to exemptions from prospectus and securities registration requirements available under applicable securities legislation and shall deliver to Asia Energy such further particulars of the exemptions and Territorial's qualification thereunder as Asia Energy may reasonably request.

3.6 The entering into of this agreement by Territorial and the transactions contemplated hereby will not result in the violation of any of the terms and provisions of the constating documents or by-laws of Territorial or of any indenture or other agreement, written or oral, to which Territorial may be a party or by which it is bound or of any law or regulation applicable to Territorial.

3.7 Territorial has disclosed to Asia Energy all material information known to it respecting SOTAMO and the valuation of the SOTAMO Shares.

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                                      4


                                 ARTICLE IV
                                   CLOSING

4.1 The Closing of the sale of the SOTAMO Shares shall take place on or before the 5th business day following the Expiry Date. The closing shall take place at 10:00 o'clock in the morning at the offices of Territorial or as may be otherwise agreed by Territorial and Asia Energy.

4.2 In the event of and upon exercise of the Option, Territorial shall prepare and execute all documents and take all such steps and proceedings as are reasonably necessary to enable Territorial to vest a good and marketable title in Asia Energy to the SOTAMO Shares, free and clear of all mortgages, liens, charges, security interests, adverse claims, pledges, encumbrances and demands whatsoever.

4.3  At closing:

     (a) Asia Energy shall pay the Exercise Price to Territorial or as Territorial may direct by way of certified cheque or bank draft;

     (b) Territorial shall deliver the share certificates for the SOTAMO Shares to Asia Energy duly endorsed in blank for transfer, together with other conveyancing documentation in connection with the sale of the SOTAMO Shares by Territorial as Asia Energy may reasonably require; and

     (c) Territorial shall deliver to Asia Energy its certificate under its corporate seal duly executed by its President that the representations and warranties of Territorial contained in this date with the same force and effect as if such covenants, representations and warranties were made at and as of such time.


                                    ARTICLE V
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

5.1 The representations and warranties of Territorial contained in this agreement and contained in any document or certificate given pursuant hereto shall survive the exercise of the Option herein provided for and, notwithstanding such exercise or any investigation made by or on behalf of Asia Energy, shall continue in full force and effect for the benefit of Asia Energy.


                                   ARTICLE VI
                                     GENERAL

6.1 Any notice or other instrument required or permitted to be given hereunder shall be in writing and may be given by mailing (postage prepaid) or delivering the same addressed:

     (a)  to Territorial at:

          Territorial Resources, Inc.
          1300 Main, Ste. 1840
          Houston, Texas  77002

          Attention:     Mr. Brian A. Lingard

          Telephone:     (713) 658-0850
          Facsimile:     (713) 658-0539


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     (b)  Asia Energy at:

          Asia Energy Ltd.
          C/o Chancellor Energy Resources Inc.
          950 333 5 Avenue SW
          Calgary, Alberta
          T2P 3B6

          Attention:     Mr. Daniel A. Mercier

          Telephone:     (403) 233-8426
          Facsimile:     (403) 265-6032

     Any notice, direction or other instrument aforesaid if delivered shall be deemed to have been given or made on the date on which it was delivered or if mailed shall be deemed to have been given or made on the fifth Business Day following the date on which its was mailed.

     Territorial or Asia Energy may change their address for service from time to time by notice given in accordance with the foregoing.

6.2  Time shall be of the essence of this agreement.

6.3 This agreement may be executed in one or more counterparts, each of which when so executed shall constitute an original and both of which together shall constitute one and the same agreement.

6.4 This agreement constitutes the entire agreement between the parties hereto. This agreement may not be amended or modified in any respect except by written instrument signed by the parties hereto.

6.5 This agreement shall enure to the benefit of and be binding upon the parties hereto, the heirs, executors, administrators and assigns of Asia Energy and the successors and assigns of Territorial, but shall not be assignable by either of the parties hereto without the written consent of the other party hereto. Notwithstanding the foregoing, the rights of Asia Energy hereunder and the benefit of this agreement are assignable to any corporation which is an associate (as such term is defined in the SECURITIES ACT (Alberta)) of Asia Energy provided that upon such assignment such corporation shall be novated into this Agreement and all its provisions shall enure to the benefit of and be obligatory upon such corporation and Asia Energy shall, to the extent of such assignment, be released and discharged from all obligations and liabilities hereunder. Asia Energy shall deliver to Territorial such documents as it may reasonably require to substantiate such assignee's status as an associate of Asia Energy.

6.6 In the event of the exercise of the Option by Asia Energy, Territorial will from time to time on and after the closing date referred to in section 4.1 execute and deliver at its cost all such other and additional instruments, notices and other documents and shall do such other acts and things as may be reasonably requested by Asia Energy to fully effect the transfer of the SOTAMO Shares to Asia Energy and otherwise to assure the carrying out of the intent and purpose of this agreement.

6.7 It is understood and agreed that in executing this agreement, Asia Energy assumes no responsibility, obligation or liability to exercise the Option or purchase the SOTAMO Shares and in the event Asia Energy shall fail to give the notice referred to in section 2.3, this agreement shall at the Expiry Date be and become absolutely null, void and of no effect and the parties hereto shall be released from all obligations contracted hereunder to the same extent at if this agreement had not been executed. In the event that the Option is not exercised by Asia Energy, the consideration paid by Asia Energy for the Option shall be retained by Territorial with no obligation to refund or repay the funds to Asia Energy.

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                                      6


6.8 The grant of the Option by Territorial is conditional upon the approval of the shareholders of SOTAMO, such approval to be obtained prior to March 22, 1996.

6.9 Upon closing, Asia Energy shall assume its proportionate share of obligations as a shareholder of SOTAMO effective January 1, 1996.

7.0 In the event of a failure to close the contemplated acquisition of the SOTAMO shares resulting from a failure on the part of Territorial or SOTAMO, including but not limited to a failure to obtain the approvals specified under
Section 3.1 or 6.8, or a failure arising from the litigation referred to in
Section 3.2 a) hereof, all of the consideration paid for the Option shall immediately be refunded to Asia Energy.

     IN WITNESS WHEREOF this agreement has been executed by the parties hereto as of the date and year first above written.



TERRITORIAL RESOURCES, INC.



Per:____________________________




ASIA ENERGY LTD.



Per:____________________________